Exhibit 99.1

APX GROUP HOLDINGS, INC. REPORTS 4th QUARTER and FULL YEAR 2017 RESULTS

4th Quarter 2017 Highlights

•	Total revenues increased 15.3% year over year to $235.8 million

•	Net loss of $135.4 million; $125.9 million in Adjusted EBITDA[a]

•	52,342 New Subscribers, 31.5% year-over-year Increase

Full Year 2017 Highlights

•	$882.0 million in total revenues, year-over-year Increase of 16.4%

•	Net loss of $410.2 million; $490.3 million in Adjusted EBITDA[a]

•	Record 279,735 New Subscribers

•	11.0% Attrition Rate, 160 bps year-over-year improvement

Provo, UT – March 6, 2018 – APX Group Holdings, Inc. (“APX Group”, “Vivint” or the “Company”) today reported financial and operational results for the fourth quarter and full year ended December 31, 2017.

“At the beginning of 2017, we established an operational plan to implement a number of significant initiatives across the Vivint platform,”said Todd Pedersen, Chief Executive Office of APX Group. Flex Pay and our partnership with Citizens bank would require a shift in our customer value proposition and a reengineering of our sales and marketing processes, but would fundamentally improve the cash flow dynamics of our business. In terms of sales channel expansion, we determined to establish a market presence in an assisted-sale retail format, by agreeing to a national roll-out of a co-branded offering with Best Buy (NYSE: BBY). Finally, we set-out to invest in key infrastructure related to product quality, customer experience and enterprise efficiency. “While we realized these initiatives would be challenging the longer-term benefits will strengthen our balance sheet, better retain our customers and provide a more competitive business model. At the end of the year, I would say that we’ve effectively achieved these objectives and gained valuable learnings that will be incorporated in our go-forward strategies and plans.”

Revenue and Subscriber Data

[a]	This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

APX Group reported total revenues of $235.8 million for the three month period ended December 31, 2017, an increase of $31.3 million, or 15.3%, as compared to the same period in 2016. The increase in total revenues was primarily driven by $23.3 million in recurring and other revenues from an increase in Total Subscribers of 12.7% and the recognition of deferred product revenue and retail installment contract (“RIC”) imputed interest of $13.5 million. The increase in total revenues was partially offset by $8.0 million from a decrease in the Average Monthly Service Revenue per User of $1.86 attributable to the Company’s transition to Vivint Flex Pay.

The Company added 52,342 New Subscribers during the fourth quarter of 2017, a 31.5% increase compared to 39,805 New Subscribers during the same period in 2016. The large format retail sales channel contributed 11,627 New Subscribers during the quarter.

APX Group reported total revenues of $882.0 million for the full year period ended December 31, 2017, an increase of 16.4% or $124.1 million, as compared to 2016. The primary drivers of the increase were $87.0 million in recurring and other revenue driven by an increase in Total Subscribers and $28.7 million of deferred product revenue and RIC imputed interest associated with the Company’s transition to Vivint Flex Pay in early 2017.

In 2017, the Company originated 279,735 New Subscribers, with approximately 48% of the New Subscribers coming from the inside sales channel and the Company’s expansion into the large format retail sales channel and 52% from the direct-to-home channel.

Summary of Quarterly Key Financial and Portfolio Metrics

($ in millions, except for subscriber data)

	December 31, 2016	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
Total Revenues	$204.5	$205.4	$212.1	$228.7	$235.8
Net Loss	$(71.2)	$(82.6)	$(84.2)	$(107.9)	$(135.4)
Adjusted EBITDA(a)	$118.3	$115.4	$120.5	$128.6	$125.9
Adj EBITDA Margin	57.8%	56.2%	56.8%	56.2%	53.4%
New Subscribers(1)	39,805	39,292	92,837	89,019	52,342
Total Subscribers(2)	1,146,746	1,151,453	1,215,056	1,270,478	1,292,698
Total Monthly Service Revenue(2)	$65.6	$66.0	$68.5	$71.2	$71.0
Average Monthly Service Revenue per User(2)	$57.23	$57.31	$56.40	$56.07	$54.92
Total Monthly Revenue(2)	$65.6	$66.3	$70.9	$75.1	$75.4
Average Monthly Revenue per User(2)	$57.23	$57.57	$58.31	$59.12	$58.29
Attrition Rate(3)	12.6%	12.0%	11.5%	11.3%	11.0%

(1)	6,245 New Subscribers from sales pilots are not included
(2)	Data excludes wireless internet business and pilot programs and are provided as of each period end
(3)	Attrition Rate is reported on an LTM basis for each period end and excludes wireless internet business and pilot programs

“Looking back at 2017, I would call out several observations and assessments,” said Mark Davies, Chief Financial Officer of APX Group. “Arguably, and most importantly, our Vivint Flex Pay program generated $211 million of cash flow at point of sale, reducing our Net Subscriber Acquisiton Costs from $1,996 in 2016 to $1,545 in 2017. We implemented the consumer

[a]	This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

financing component of the Flex Pay program with Citizens Bank early in the second quarter, so we would expect cash flows from Vivint Flex Pay to improve in 2018, from a full-year impact of the program. The implementation of Vivint Flex Pay had a negative impact on sales velocity, as our sales channels digested the change in the customer offerings, worked through process changes and developed updated training programs. Our inside sales channel was relatively efficient in this transition, growing New Subscribers 15% year over year, while our direct-to-home channel added 30,000 fewer New Subscribers during the year. Over time, we believe sales productivity will return to pre-Flex Pay levels. Despite these transitionary challenges, we grew 2017 revenue by 16.4%.”

Mr. Davies continued, “Similar to prior investment cycles, we chose to increase our information technology and engineering resources in 2017. More specifically, in our Innovation organization, we invested in hardware, software and connectivity quality-related programs, which we believe will yield a better customer experience and eventually lower attrition and service costs. Our information technology investments centered on our proprietary Genie platform which integrates sales, field service and customer support; Vivint Flex Pay functionality; channel expansion; and several other infrastructure programs, including an SAP ERP platform. From a service cost perspective, we saw a year-over-year increase of $0.97 per month in Net Service Costs per Subscriber, while still maintaining robust, healthy service margins of 72.1%. There are two primary elements to the increase in Net Service Costs per Subscriber; First, as we increase the number of smart devices in a customer’s home, we see an increase in the cost to service; Second, we chose to optimize customer experience by investing in Field Service responsiveness and tech support coverage. Best Buy was another investment during the year. Start up and productivity costs related to sales and installation were the primary driver for higher than normal subscriber acquisition and support costs. We expect to improve productivity and reduce costs in this channel over the next year.”

Costs and Expenses

Operating expenses in the fourth quarter of 2017 increased by $22.6 million to $91.7 million as compared to $69.1 million in the fourth quarter of 2016. The Company’s expansion of new sales channels, primarily the large format retail sales channel, accounted for $10.7 million of the $22.6 million year-over-year increase. Total operating expenses in the fourth quarter, excluding the $10.7 million, increased $11.9 million, or 17.2%. The primary drivers for the $11.9 million increase were $8.2 million of personnel and related support costs and $3.0 million in equipment and shipping costs to support the 145, 952 increase in Total Subscribers.

Full year 2017 operating expenses increased 21.4% from $264.9 million in 2016 to $321.5 million in 2017, including $16.2 million of operating expenses directly associated with the Company’s efforts to expand its sales channels.    Excluding the $16.2 million, operating expenses increased by 15.3% or $40.4 million, in line with full year revenue growth of 16.4%. The $40.4 million increase in operating expenses is primarily attributed to $28.0 million in personnel and related costs for field service and customer care, $8.7 million in equipment and shipping costs, $3.4 million for information technology related services and a $1.6 million increase in payment processing and bank fees associated with the increase in Total Subscribers and the Company’s introduction of Vivint Flex Pay, which requires a customer to use a credit or debit card as their payment method. The increase in operating expenses was partially offset by $1.6 million in savings from facilities and other support costs.

Net service cost per user was $15.69, which contributed to a net service margin of 72.1% for the full year 2017, as compared to $14.72 in 2016. The increase in net service cost per user is due to investments in service levels and overall customer experience, along with an increase in the number of smart home devices per customer.

Fourth quarter of 2017 selling expenses, net of capitalized subscriber acquisition costs, were $63.5 million, compared to $32.6 million for the same period in 2016. The 94.8% year-over-year increase in selling expenses is primarily attributable to $25.2 million to support the Company’s sales channel expansion, mostly related to the large format retail sales channel. Selling expenses in the fourth quarter of 2017 associated with the direct-to-home and inside sales channels increased by $5.7 million. The primary drivers of the $5.7 million increase relate to an increase of $3.1 million in facilities and IT costs and $1.8 million in personnel and related costs.

Selling expenses for the full year 2017, net of capitalized subscriber acquisition costs, were $198.3 million versus $131.4 in 2016. Selling expenses associated with the Company’s sales channel expansion, primarily the large format retail sales channel, accounted for $47.2 million of the year-over-year increase. The selling expenses in the direct to home and inside sales channels increased by $19.7 million, including a $6.2 million increase in personnel and related costs, a $5.7 million increase in housing and facilities costs and $3.8 million increase in IT related cost, partially offset by a savings of $1.0 for employee licensing.

The Company’s Net Subscriber Acquisition Costs per New Subscriber was $1,594 in 2017 as compared to $1,996 for the same period in 2016. The Company’s introduction of Vivint Flex Pay in early 2017 increased the average proceeds collected at point of sale by approximately $732 per new subscriber.

General and administrative (“G&A”) expenses, net of allocations, for the fourth quarter of 2017 were $61.2 million as compared to $40.6 million for the same period in 2016. The year-over-year increase of $20.6 million was primarily due to a litigation settlement of $10.0 million, $5.7 million in personnel and related costs, along with $3.1 million to support expansion of the Company’s large format retail sales channel.

Full year 2017 G&A expenses, net of allocations, increased 30.739% to $188.4 million as compared to $144.2 million in 2016. The $10.0 million litigation settlement in the fourth quarter contributed 7.1% of the year-over-year increase. The remaining $35.2 million increase was primarily due to $15.8 million in personnel and related costs and $10.9 million in costs to support the Company’s expansion of the large format retail sales channel. Other costs associated with the year over year increase include $3.7 million for financial and legal services.

Adjusted EBITDA and Net Loss

Adjusted EBITDA for the fourth quarter of 2017 was $125.9 million and net loss was $135.4 million, as compared to adjusted EBITDA of $118.3 million and net loss was $71.2 million for the same period in 2016.

Adjusted EBITDA for the full year ended December 31, 2017, was $490.3 million and net loss was $410.2 million, as compared to $444.1 million and net loss of $276.0 million for the same period in 2016.

Liquidity

As of December 31, 2017, the Company’s liquidity position on a consolidated basis, defined as cash on hand, short-term marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $238 million.

Certain Credit Statistics

The Company’s net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA, was 5.8x at December 31, 2017.

Conference Call

Vivint Smart Home will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. ET today, March 6, 2018. To join the live webcast and conference call, please visit the Investor Relations section of the Vivint Smart Home website, www.investors.vivint.com/events-presentations/events or dial (866) 393-4306 for domestic participants or (734) 385-2616 for international participants with the conference code of 7192595.

A financial results presentation and online access to join the webcast will be available immediately before the call on the Investor Relations section of the Company’s website at http://www.investors.vivint.com/events-presentations/events. A replay of the webcast will be available for 30 days on the Investor Relations section of the Company’s website at www.investors.vivint.com following the completion of the webcast and conference call.

About Vivint Smart Home

Vivint Smart Home is a leading smart home company in North America. Vivint delivers an integrated smart home system with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24-7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than one million customers. J.D. Power ranked Vivint Smart Home “Highest in Customer Satisfaction for Home Security Systems.” For more information, visit www.vivint.com.

Forward Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, the Company’s plans, strategies and prospects, both business and financial, including without limitation with respect to the Vivint Flex Pay plan and the Company’s partnership with Best Buy. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this earnings release other than statements of historical fact are forward-looking statements. These statements are based on the beliefs and assumptions of management. Although we believe that the Company’s plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that the Cmopany will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed in “Risk Factors” and elsewhere in the Company’s most recent Annual Report on Form 10-K, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the smart home and security industry and product introductions and promotional activity by Vivint’s competitors;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;

•	cost increases or shortages in smart home and security technology products or components;

•	privacy and data protection laws, privacy or data breaches, or the loss of data; and

•	the impact to the Company’s business, results of operations, financial condition, regulatory compliance and customer experience of the Vivint Flex Pay plan and the Best Buy Smart Home powered by Vivint program.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s most recent annual report on Form 10-K, and other reports as such factors may be updated from time to time in the Company’s periodic filings with the SEC. These risk factors should not be construed as exhaustive. We undertake no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise, except as required by law.

Certain Definitions

Total Subscribers – the aggregate number of active smart home and security subscribers at the end of a given period. This metric excludes subscribers originated under pilot programs.

Total Monthly Service Revenue (MSR) – the aggregate, contracted recurring monthly Service billings to our smart home and security subscribers, based on the number of Total Subscribers as of the end of a given period. This metric reflects billings on our Services and excludes monthly billings for the purchases of our Products.

Average Monthly Service Revenue per User (AMSRU) – MSR divided by the number of Total Subscribers as of the end of a given period.

Total Monthly Revenue (Total MR) – the aggregate, contracted recurring monthly service billings to our smart home and security subscribers, based on the Total Subscribers number as of the end of a given period, plus deferred product and interest revenue recognized during the last month of the period.

Average Monthly Revenue per User (AMRU) – Total MR divided by Total Subscribers at the end of a given period.

Attrition Rate – the aggregate number of canceled smart home and security subscribers during the prior 12 month period divided by the monthly weighted average number of Total Subscribers, based on the Total Subscribers at the beginning and end of each month of a given period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this as a cancellation.

Net Service Cost per User – average monthly service costs for the period, including monitoring, customer service, field service and other service support costs, less total non-recurring product and service billings for the period divided by average monthly Total Subscribers for the same period.

Net Service Margin – is the sum of the months-end MSR for the period, less total net service costs for the period divided by the sum of the months-end MSR for the period.

New Subscribers – the aggregate number of net new smart home and security subscribers originated during a given period. This metric excludes new subscribers acquired by the transfer of a service contract from one subscriber to another and subscribers originated under pilot programs.

Net Subscriber Acquisition Costs per New Subscriber – the direct and indirect costs to create a new smart home and security subscriber divided by New Subscribers for a given 12 month period. These costs include commissions, equipment, installation, marketing, sales support and other allocations (general and administrative and overhead); less cash received from product sales associated with the initial installation, activation fees, installation fees and upsell revenue.

Contact:

Dale R. Gerard

Senior Vice President of Finance and Treasurer

801-705-8011

dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Years ended December 31,
	2017	2016	2017	2016
Revenues:
Recurring and other revenue	$224,668	$195,528	$843,420	$724,478
Service and other sales revenue	8,475	6,013	26,988	22,855
Activation fees	2,703	2,971	11,575	10,574

Total revenues	235,846	204,512	881,983	757,907
Costs and expenses:
Operating expenses	91,700	69,059	321,476	264,865
Selling expenses	63,454	32,565	198,348	131,421
General and administrative expenses	61,218	41,334	188,397	143,168
Depreciation and amortization	87,830	79,124	329,255	288,542
Restructuring and asset impairment recoveries	—	(752)	—	1,013

Total costs and expenses	304,202	221,330	1,037,476	829,009

Loss from operations	(68,356)	(16,818)	(155,493)	(71,102)
Other expenses (income):
Interest expense	59,128	53,138	225,772	197,965
Interest income	(26)	(279)	(130)	(432)
Other loss, net	9,178	1,951	27,986	7,255

Total other expenses	68,280	54,810	253,628	204,788
Loss before income taxes	(136,636)	(71,628)	(409,121)	(275,890)
Income tax (benefit) expense	(1,230)	(460)	1,078	67

Net loss	$(135,406)	$(71,168)	$(410,199)	$(275,957)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$3,872	$43,520
Accounts and notes receivable, net	40,721	12,891
Inventories	115,222	38,452
Prepaid expenses and other current assets	16,150	10,158

Total current assets	175,965	105,021
Property, plant and equipment, net	78,081	63,626
Subscriber acquisition costs, net	1,308,558	1,052,434
Deferred financing costs, net	3,099	4,420
Intangible assets, net	377,451	475,392
Goodwill	836,970	835,233
Long-term investments and other assets, net	88,723	11,536

Total assets	$2,868,847	$2,547,662

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$107,347	$49,119
Accrued payroll and commissions	57,752	46,288
Accrued expenses and other current liabilities	74,321	34,265
Deferred revenue	88,337	45,722
Current portion of capital lease obligations	10,614	9,797

Total current liabilities	338,371	185,191
Notes payable, net	2,760,297	2,486,700
Revolving Credit Facility	60,000	—
Capital lease obligations, net of current portion	11,089	7,935
Deferred revenue, net of current portion	264,555	58,734
Other long-term obligations	79,020	47,080
Deferred income tax liabilities	9,041	7,204

Total liabilities	3,522,373	2,792,844
Total stockholders’ deficit	(653,526)	(245,182)

Total liabilities and stockholders’ deficit	$2,868,847	$2,547,662

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Summary Cash Flow Data

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Net cash used in operating activities	$(160,064)	$(140,917)	$(309,332)	$(365,706)
Net cash used in investing activities	(5,881)	(5,274)	(21,661)	(15,147)
Net cash provided by (used in) financing activities	54,190	(2,744)	291,213	422,280
Effect of exchange rate changes on cash	60	16	132	(466)

Net (decrease) increase in cash and cash equivalents	$(111,695)	$(148,919)	(39,648)	40,961
Cash and cash equivalents:
Beginning of period	115,567	192,439	43,520	2,559

End of period	$3,872	$43,520	$3,872	$43,520

Statement Regarding Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).

“Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of Solar and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indentures and other agreements governing our notes and the credit agreement governing our revolving credit facility.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain covenants in the indentures and other agreements governing our notes and the credit agreement governing our revolving credit facility. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

See the following table for a quantitative reconciliation of Adjusted EBITDA to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(In millions)

(Unaudited)

	December 31,	March 31,	June 30,	September 30,	December 31,
	2016	2017	2017	2017	2017
Net loss	$(71.2)	$(82.6)	$(84.2)	$(107.9)	$(135.4)
Interest expense, net	52.9	53.6	54.9	58.0	59.1
Other expense (income), net	2.0	12.0	(1.9)	8.6	9.2
Income tax (benefit) expense, net	(0.5)	0.4	0.7	1.2	(1.2)
Restructuring and asset impairment (i)	(0.8)	—	—	—	—
Depreciation and amortization (ii)	33.5	30.0	30.6	30.9	31.6
Amortization of capitalized subscriber acquisition costs	45.6	46.9	49.5	53.6	56.2
Non-capitalized subscriber acquisition costs (iii)	43.3	43.3	59.8	69.5	82.9
Non-cash compensation (iv)	0.5	0.4	0.4	0.3	0.3
Other Adjustments (v)	13.0	11.4	10.7	14.4	23.2

Adjusted EBITDA	$118.3	$115.4	$120.5	$128.6	$125.9

	Years Ended December 31,
	2016	2017
Net loss	$(276.0)	$(410.2)
Interest expense, net	197.5	225.6
Other (income) expense, net	7.3	28.0
Income tax expense	0.1	1.1
Restructuring and asset impairment (i)	1.0	—
Depreciation and amortization (ii)	133.7	123.1
Amortization of capitalized creation costs	154.9	206.2
Non-capitalized subscriber acquisition costs (iii)	175.9	255.4
Non-cash compensation (iv)	4.0	1.4
Other Adjustments (v)	45.7	59.7

Adjusted EBITDA	$444.1	$490.3

i.	Reflects costs associated with the restructuring and asset impairment charges related to the transition of our Wireless Internet business sale in 2016 of our New Zealand and Puerto Rico Subscriber Contracts
ii.	Excludes loan amortization costs that are included in interest expense.
iii.	Reflects subscriber acquisition cost that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscribers contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
iv.	Reflects non-cash compensation costs related to employee and director stock and stock option plans. Excludes non-cash compensation costs included in non-capitalized subscriber acquisition costs.
v.	Other adjustments including items such as product development costs, subcontracted monitoring fee savings, non-recurring gain, and other adjustments.